Exhibit 99.1

Rapid7 Announces Proposed Public Offering of Common Stock by Existing Stockholders

BOSTON, May 14, 2018 — Rapid7, Inc. (Nasdaq: RPD), powering SecOps through its visibility, analytics and automation cloud, announced today the launch of a proposed underwritten public offering of 3,000,000 shares of its common stock. All of the shares are being offered by existing stockholders and Rapid7 will not receive any of the proceeds from the offering.

Barclays is acting as sole underwriter for the offering. The offering is being made pursuant to a shelf registration statement, including a base prospectus, filed by Rapid7 with the Securities and Exchange Commission (SEC) and declared effective by the SEC on June 2, 2017. The offering may be made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus relating to this offering may also be obtained, when available, from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: (888) 603-5847 or email: Barclaysprospectus@broadridge.com. The final terms of the offering will be disclosed in the prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Rapid7

Rapid7 (NASDAQ:RPD) powers the practice of SecOps by delivering shared visibility, analytics, and automation that unites security, IT, and DevOps teams. The Rapid7 Insight platform empowers these teams to jointly manage and reduce risk, detect and contain attackers, and analyze and optimize operations. Rapid7 technology, services, and research drive vulnerability management, application security, incident detection and response (SIEM), orchestration and automation, and log management for more than 7,100 organizations across more than 120 countries, including 55% of the Fortune 100.

Investor Contact

Jeff Bray, CFA

Vice President, Investor Relations

857-990-4074

investors@rapid7.com

Press Contact

Caitlin Doherty

Communications Program Lead

857-990-4240

press@rapid7.com